Calculation of Filing Fee Tables
F-10
METHANEX CORP
Table 1: Newly Registered Securities
		Security Type	Security Class Title	Fee Calculation Rule or Instruction	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	1	Equity	Common Shares, without par value	457(a)	9,944,308	$ 36.225	$ 360,232,557.30	0.0001531	$ 55,151.60
Fees Previously Paid
			Total Offering Amounts:				$ 360,232,557.30		$ 55,151.60
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 55,151.60
Offering Note
[1]	(1) There are being registered under the Registration Statement to which this exhibit pertains (the "Registration Statement") an aggregate of 9,944,308 common shares (the "Offered Shares") of Methanex Corporation (the "Registrant") issued to OCI Chemicals B.V. (the "Selling Shareholder") and that may be sold from time-to-time by the Selling Shareholder pursuant to this Registration Statement. (2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 based on the average of the high and low prices of the Registrant's common shares reported on the Nasdaq Global Select Market on June 23, 2025. (3) Based on the SEC's registration fee of $153.10 per $1,000,000 of securities registered. (4) The estimated registration fee for the securities has been calculated pursuant to Rule 457(o) of the U.S. Securities Act.